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                                                                     Exhibit 5.1




                                August 31, 1999

Board of Directors
Hollywood Park, Inc.
1050 South Prairie Avenue
Inglewood, CA 90301

Gentlemen:

     We have acted as counsel in connection with the preparation and filing of that certain Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration of (i) 275,000 shares of the Common Stock (the "Common Stock") of Hollywood Park, Inc., a Delaware corporation (the "Company"), issuable pursuant to the Company's Amended and Restated Directors Deferred Compensation Plan ("Directors Plan"), and (ii) 822,500 shares of the Common Stock of the Company issuable upon exercise of options to purchase an aggregate of 822,500 shares of Common Stock granted to certain directors and officers of the Company (the "Stock Options"). As such counsel, we have examined the Directors Plan and the Stock Options and the sale and issuance of the Common Stock pursuant thereto and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

     Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement, the Directors Plan and the Stock Options, will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,


                                         /s/ Irell & Manella LLP

                                         IRELL & MANELLA LLP